Exhibit 10.15

QUAD/GRAPHICS, INC.

EXECUTIVE SALARY CONTINUATION PLAN

THIS AGREEMENT is made as of this          day of                 , 20  , by and between Quad/ Graphics, Inc., a Wisconsin corporation (hereinafter the “Corporation”) and          hereinafter the “Executive”).

BACKGROUND INFORMATION

The Executive is employed by the Corporation and renders valuable services that contribute to the growth and prosperity of the Corporation.  The Corporation wishes to provide the Executive with a salary continuation death benefit pursuant to this Agreement.

AGREEMENT

For consideration received and the mutual promises set forth, the parties agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

(a)                                  Beneficiary means a surviving spouse and/or Dependent Children (including a trust established for the surviving spouse and/or dependent children) designated by the Executive to receive any benefit under the Agreement following [his/her] death.  A Participant shall make the initial designation through a beneficiary designation the Participant provides to the Corporation.  The Participant may change his Beneficiary as provided in Section 4.

(b)                                 Contingent Beneficiary means the surviving spouse and/or Dependent Children (including a trust established for the surviving spouse and/or Dependent Children) designated by the Participant, as provided in Section 4, to receive any benefits under this Agreement in the event the Beneficiary does not survive the Participant.  Any reference to a “Beneficiary” in the Agreement shall be deemed to include the Contingent Beneficiary if the context so indicates.

(c)                                  Dependent Child means

a.               the unmarried, natural born child of the employee under the age of 25 years; or

b.              the unmarried adopted child of the employee under the age of 25 years.

(d)                                 Executive means the individual named above who has been approved by the Quad/Graphics, Inc. Board of Directors to receive the benefits provided under this Agreement and who is a Corporate Vice President or President.

(e)                                  Final Base Earnings means the amount of regular earnings paid as compensation by the Corporation to the Executive at the time of the Executive’s death.  Final Base Earnings does not include any other earning or compensation including, but not limited to bonus, options or incentives paid to Executive.

(f)                                    Retirement Date means the date that the Executive terminates employment with the Corporation at a time when he/she has attained the age of 55.

2.             Termination.  If the Executive’s employment with the Corporation is terminated for any reason other than death prior to the Executive’s Retirement Date, the Executive, his designated Beneficiary or any other person or persons shall not have any right to receive any death benefits under this Agreement.

3.             Benefits.

(a)                                  If the Executive dies after attaining age 55 but before [his/her] Retirement Date, the Corporation shall pay to the Beneficiary an amount equal to 60% of [his/her] Final Base Earnings, in equal monthly installments beginning as soon as administratively possible after the Executive’s death and continuing for a period to end on the earlier of:

(1)                                  the date on which the Executive would have become 65 years of age; or

(2)                                  the later of :

i.      the 25th birthday of the youngest of the Executive’s surviving Dependent Children; or

ii.     the death of the surviving spouse.

(b)                                 If the Executive dies before attaining age 55, the Corporation shall pay to the Beneficiary an amount equal to 60% of [his/her] Final Base Earnings in equal monthly installments beginning as soon as administratively possible after the Executive’s death and continue for a period to end on the earlier of:

(1)                                  the tenth anniversary of the Executive’s death; or

(2)                                  the later of:

i.      the 25th birthday of the youngest of the Executive’s surviving Dependent Children; or

ii.     the death of the surviving spouse.

(c)                                  If the Executive leaves no surviving Dependent Children under the age of 25 and no surviving spouse, no death benefits are provided under this Agreement.

4.             Beneficiary.  The Executive shall have the right to designate in writing one or more Beneficiaries or Contingent Beneficiaries to receive the payments provided for in Section 3 of this Agreement.  The Executive shall be permitted to change [his/her] Beneficiary designation so long as such change is consistent with Section 1 above.  If the Executive fails to designate a Beneficiary, or the Beneficiary is deemed incompetent by a court of law, then the Corporation shall pay said amounts to the surviving spouse.  If the Executive leaves no surviving spouse, then, the Corporation shall pay said amounts equally, according to the Uniform Transfers to Minors Act, for the benefit of Executive’s Dependent Children.

5.             Restrictions.  Notwithstanding anything contained in this Agreement to the contrary, no payment shall be made and all rights under this Agreement of the Executive, [his/her] designated Beneficiary, executors or administrators, or any other person, to receive payments under this Agreement shall be forfeited if the Executive dies by self-inflicted injury, whether sane or insane.

6.             Insurance.  If the Corporation elects to purchase a life insurance policy on the life of the Executive to provide the Corporation with the funds required to make payments under this Agreement, the Corporation shall at all times be the sole and complete owner and beneficiary of such policy and shall have the unrestricted right to use all amounts and exercise all options and privileges under the policy without the knowledge or consent of the Executive or his designated Beneficiary or any other person.  It is expressly agreed that neither the Executive nor his designated Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such policy.

7.             Assignment.  Neither the Executive nor his designated Beneficiary nor any other person entitled to payments under this Agreement shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber in advance of any such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

8.             Unsecured Promise.  The Executive and any other person or persons having or claiming a right to payments under this Agreement or to any interest in this Agreement shall rely solely on the unsecured promise of the Corporation set forth in this Agreement.  Nothing in this Agreement shall be construed to give the Executive or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Corporation or in which it may have any right, title or interest now or in the future.  The Executive or any person claiming a right to payments under this Agreement shall have the right to enforce his or her claim against the Corporation in the same manner as any unsecured creditor.

9.             No Right to Employment.  Nothing contained in this Agreement shall be construed as conferring upon the Executive the right to continue in the employ of the Corporation.  The Corporation or the Executive may terminate the Executive’s employment at any time and for any reason with or without notice.

10.          Amendment or Termination of Agreement.  This Agreement may be amended or terminated unilaterally by the Corporation at any time or from time to time, with or without notice.

11.          Previous Agreements.  This Agreement replaces and supersedes all other similar or related booklets, handbooks, documents and agreements.

12.          ERISA.  The following provisions are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

(a)                                  Named Fiduciary and Plan Administrator.  The Corporation is the named fiduciary and Plan Administrator for this Agreement.  The Plan Administrator shall have full discretionary authority to interpret and apply all provisions of this Agreement, including, but not limited to, all issues concerning eligibility for and determination of benefits.  Decisions of the Plan Administrator, made in good faith, shall be final and binding.

(b)                                 Filing of a Claim for Benefits.  The Executive’s designated Beneficiary shall make a claim for the benefits provided under this Agreement by delivering a written request to the Plan Administrator.

(c)                                  Notification of Claimant of Decision.  The Plan Administrator shall notify the designated Beneficiary (“Claimant”) in writing, within 45 days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement.  If the Plan Administrator determines that a Claimant is not eligible for benefits or full benefits, the notice shall set forth:

(1)                                  The specific reasons for such denial,

(2)                                  A specific reference to the provisions of the Agreement on which the denial is based,

(3)                                  A description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and

(4)                                  An explanation of the claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator shall notify the claimant of the special circumstances and of the date by which a decision is expected to be made, and may extend the time for up to an additional 30-day period.

(d)                                 Review Procedure.  If a Claimant is determined by the Plan Administrator to be ineligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within 180 days after receipt of the notice issued by the Plan Administrator.  The petition shall state the specific reasons why the Claimant believes that he or she is entitled to benefits, greater benefits, or different benefits.  Within 45 days after receipt by the Plan Administrator of the petition, the Plan Administrator shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Plan Administrator orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.  Within the 45-day period, the Plan Administrator shall notify the Claimant of its decision in writing.  The Plan Administrator’s written notice to the Claimant shall set forth specifically:

(1)                                  The basis of the Plan Administrator’s decision;

(2)                                  The specific provisions of the Agreement on which the decision is based;

(3)                                  A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)                                  A statement of the Claimant’s right to bring an action under section 502(a) of ERISA.

If, because of the need for a hearing, the 45-day period is not sufficient, the decision may be deferred for up to another 45-day period at the election of the Plan Administrator, but notice of this deferral shall be given to the Claimant.

13.          Limitation on Actions Against the Corporation.  A Claimant must complete the Review Procedure set forth in section 12(d) before he or she may bring legal action against the Corporation for benefits pursuant to this Agreement.  No legal action may be commenced against the Corporation more than 90 days after the Claimant receives notice of the Plan Administrator’s final decision on his or her appeal.

IN WITNESS WHEREOF, the parties have made this Agreement this            day of                                         , 20      .

EXECUTIVE

[Name of Executive]

QUAD/GRAPHICS, INC.

[Name and Title of Officer]